EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Vornado Realty Trust of our report dated March 1, 2009, except as to the going concern modification as discussed in Note 16, which is as of August 26, 2009, relating to the consolidated financial statements of Lex-Win Concord LLC, which is incorporated by reference in the Current Report on Form 8-K dated September 1, 2009 of Lexington Realty Trust, which is incorporated by reference in the Current Report on Form 8-K dated October 13, 2009 of Vornado Realty Trust. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 30, 2009